KJZLA2023-001-1411-16373

Financial lease contract (sale and leaseback)

Contract number: KJZLA2023-001 Place of contract signing: Haidian District, Beijing

Lessor: Zhongguancun Technology Leasing Co., Ltd. Residence: Room 610, Floor 6, Building A, No. 2, Lizezhong 2nd Road, Chaoyang District, Beijing Mailing address: No. 7, Yard A2, Xisanhuan North Road, Haidian District, Beijing Floor 5-6 Postal code: 100081 Legal representative: Duan Hongwei Contact person: Jiang Ying Tel: 17610217696 010-83453809 Email:jiangying@zgclea se.com	Lessee :Sunrise (Guizhou) New Energy Materials Co., Ltd. Residence: : Buyi, Miao and Bai Zhizhou, Xingyi City, Qianxinan Guizhou Province Group 2, Heying Village, Lutun Town, Longxin District (next to Yilong Avenue) Mailing address: Xingyi City, Qianxinan Buyi and Miao Autonomous Prefecture, Guizhou Province Group 2, Heying Village, Lutun Town, Yilong New District (next to Yilong Avenue) mail compile : 562400 Legal representative : Du Huiyu Contact person:Liu Chao Tel: 010-82967728 010-82967728 Email :1340044281@qq.com

In accordance with the provisions of the Civil Code of the People's Republic of China and relevant laws and regulations, the lessor and the lessee voluntarily enter into this Agreement after consensus reached by both parties. contract.

Once this contract is signed, it will be binding on both parties.

Article 1 Leasing Method

1.1 The financing lease method under this contract is sale and leaseback, that is, the lessee sells its own assets (hereinafter referred to as the "lease items") to the lessor , and then leases the lease items back from the lessor through this contract. , and pay rent to the lessor as agreed. In the sale and leaseback business, the lessee and the lessor The seller of the leased property (hereinafter referred to as the "seller") is the same person.

1.2 The lessee fully understands and agrees to the above-mentioned financial leasing method and has negotiated with the lessor for many times regarding the financial leasing matters under this contract. Negotiate and reach an agreement. In view of this, the lessee shall not request changes or withdrawals on the grounds of "major misunderstanding," " obvious unfairness ," "fraud," or "coercion." cancel this contract or the relevant terms of this contract.

Article 2 Leased property

2.1 The leased items under this contract refer to the items recorded in the "List of Leased Items" (Annex 3, the same below). The leased property and the lessor "Lease Purchase Contract (Sale and Leaseback)" signed between the lessee and the lessee (Attachment 1, the same below) The subject matter of the sale and purchase is consistent.

2.2 The leased property is purchased by the lessor from the lessee based on the lessee's requirements and independent choices . The lessee does not rely on the lessor's skills to determine the leased property and the seller, and the lessor does not interfere with the lessee's choice of the leased property and the seller .

2.3 Both parties agree to determine the residual value of the leased property under this contract at the expiration of the lease term (hereinafter referred to as the "residual value of the leased property") as the 5% of the purchase price of the leased property paid by the lessee, if the "Contract Details " (Appendix 2, the same below) If there is any other agreement, the agreement shall prevail and all shall agree This amount is intended to be used as the basis for handling matters related to the residual value of the leased property under this contract.

2.4 2.4 The depreciation amount of the leased property under this contract is calculated from the date of leasing, based on 95% of the purchase price of the leased property paid by the lessor.The straight-line method is adopted, the depreciation period is the lease period stipulated in the "Contract Details", and the depreciation amount is calculated on a daily basis. Both parties agreed to use the above method as the basis for calculating the value of the leased property, depreciation and other related matters under this contract.

2.5 If this contract is deemed invalid by the People's Court, the leased property shall belong to the lessor, and the lessee shall return the leased property to the lessor. However, the lessor has the right to first choose to require the lessee to make discount compensation for the leased property . The total amount of discount compensation is the lessee' s total unpaid rent and other dues. The sum of payments and residual value of the leasehold property.

2.6 The lessee creates a fictitious lease by providing false contracts, invoices, vouchers, etc., or by passing off other people' s assets as its own assets, etc. If the contract is deemed invalid by the people's court, the lessor shall have the right to demand compensation from the lessee. The total amount of compensation shall be all unpaid rent and other payables. The sum of damages and 20% of the entire lease principal; if criminal fraud is involved, the lessor has the right to pursue the lessee and relevant responsible persons in accordance with the law. criminal responsibility.

Article 3 Down payment

3.1 After signing this contract, the lessee shall promptly pay the lessor the lease deposit, notary fees, insurance premiums, insurance deposits, etc. (unified (called "down payment"). The specific amounts, payment methods and payment dates shall be subject to the stipulations in the Contract Details.

3.2 The lease deposit paid by the lessee serves as a guarantee for its performance of this contract. The lease deposit does not accrue interest. If the lessee performs the contract normally, when the last rent period expires, it will automatically offset part or all of the rent and other payables for that period. If there is any remainder, it will be returned to the lessee; after the lease is started, the lessee is overdue. When paying rent, the lessor has the right to decide independently whether to use the lease security deposit to offset or not to offset the overdue interest and overdue rent generated by any period of overdue rent, or to use the lease security deposit to offset or not to offset the losses caused to the lessor due to the lessee's breach of contract. Except as expressly agreed in this article, the lessee shall not require the lessor to offset any amount under this contract with the lease security deposit for any reason. If the lessor decides to offset on its own initiative, the lessor has the right to notify the lessee to make up the amount after the offset. The lessee should make up the amount of the lease security deposit specified in the "Contract Details" within 5 working days after receiving the notice from the lessor.

3.3 If the lessee proposes to cancel this contract without the written consent of the lessor before the lease commencement date , or the contract is deemed to be invalid due to reasons other than the lessor, If the lease is invalid or terminated, the lease deposit will not be refunded; during the lease period, if the lessee violates Article 2.6 and Article 13.3 of this contract, the lease The security deposit is non-refundable.

Article 4 Lease start date, lease period, early performance

4.1 The lease start date under this contract is the lessor' s payment for the purchase of the leased property (sale and leaseback) under Annex 1 of this contract. The date of purchase price (the date of issuance/endorsement recorded on the note issued/endorsed by the lessor, or the date of payment recorded on the lessor' s wire transfer payment voucher, to Whichever is earlier), and is not subject to the actual delivery of the leased property. The lease period under this contract shall be calculated from the lease commencement date. Specific starting date and lease The period shall be subject to the relevant provisions in the Contract Details.

4.2 If the lessee requests to complete the performance in advance before the expiration of the lease period, the lessee shall notify the lessor in writing one month in advance and pay the lessor in full. The lease principal balance, compensation of 1% of the lease principal balance and other payables. After the lessee has fulfilled the aforementioned obligations, both parties may terminate the lease early. contract.

Article 5 Rent and rent payment

5.1 The lease principal under this contract is equal to the purchase price of the leased object paid by the lessor .

5.2 The annual interest rate of the lease under this contract = the loan market quoted interest rate (LPR) published by the National Interbank Funding Center applicable on the lease start date + the basis point value (BP). If the agreement on the basis point value in the "Rent Payment Schedule" is inconsistent, the "Rent Payment Schedule" shall prevail). During the lease term, if the loan market quoted interest rate (LPR) changes, one of the following methods will apply to the adjustment of the annual lease rate (specifically, the method selected in the "Contract Details" shall prevail):

(1) Fixed annual interest rate, that is, the lease annual interest rate determined on the lease start date shall be the lease annual interest rate that remains unchanged during the lease term of this contract; from the effective date of this contract to the date when all rental debts under this contract are paid off , the interest rate remains unchanged.

(2) The floating annual interest rate, that is, if the loan market quoted interest rate (LPR) changes after the lease starts in this contract, the lessor will announce it on the lease annual interest rate adjustment date in accordance with the National Interbank Funding Center applicable on the lease annual interest rate adjustment date. The loan market quoted interest rate (LPR) + basis point value (BP, subject to the agreement in the "Contract Details") determines the annual lease interest rate. The rent for each period before the adjustment date of the lease annual interest rate and for the current period on the adjustment date remains unchanged, and the rent amount for each period is calculated based on the adjusted lease annual interest rate starting from the next rental period. During the lease term, the annual lease interest rate adjustment date is January 1 of each year after the lease start date.

5.3 If the lease term is more than 1 year, the 5-year loan market quotation rate announced by the National Interbank Funding Center shall apply. **(LPR)**, leasing If the term is less than 1 year (inclusive), the 1-year loan market quotation rate announced by the National Interbank Funding Center shall apply. **(LPR)**, specifically in "He The varieties selected in the "Same Details List" shall prevail.

5.4 If this contract implements a floating annual interest rate, if the loan market quoted interest rate on the date of adjustment of the lease annual interest rate **(LPR)** and the loan market on the rent start date Quote Rate (LPR) If the same, the annual interest rate of the lease will remain unchanged, the lessor will not issue a new "Rent Payment Schedule" to the lessee, and the lessee shall follow the lease payment schedule. The rent must be paid in the executed "Rent Payment Schedule" before the annual interest rate adjustment date.

5.5 This contract implements a floating annual interest rate. If the annual interest rate of the lease is adjusted on the adjustment date, the lessor does not need to obtain the consent of the lessee in advance. Note: after the lessor adjusts the rent in accordance with Articles 5.2 and 5.6 of this contract, it will issue a rent adjustment notice and a new "rent payment schedule" to the lessee. The lessee shall pay rent to the lessor in accordance with the new Rent Payment Schedule. If there are any errors in calculation formulas, data, dates, etc., the lessee must promptly notify Notify the lessor to make corrections.

5.6 Based on the lease principal, lease annual interest rate, lease period, lease period and other conditions stipulated in this contract , choose one of the following methods to calculate each The rent for the period shall be subject to the method selected in the "Contract Details":

(1) Equal-amount annuity method:

$$\text{每期租金}=\text{租赁本金}\times\frac{\text{期租息率}\times(1+\text{期租息率})^{\text{租赁期数}}}{(1+\text{期租息率})^{\text{租赁期数}}-1}$$

rent=principal*rate*(1+rate)^terms/(1+rate)^terms-1

(2)Equal principal amount method:

$$每期租金=\frac{租赁本金}{租赁期数}+期租息率\times租赁本金\times\left(1-\frac{n-1}{租赁期数}\right)$$

Rent=principal/terms+rate*principal*(1-(n-1)/terms)

[Note: nPeriod times (for example, period 1, n=1;period 2, n=2). 】

(3) Other methods: For details, please refer to the relevant provisions in the "Contract Details"

5.7 The number of rent periods and the rent payment date for each period during the lease period shall be subject to the relevant agreements in the "Contract Details" and "Rent Payment Schedule".

5.8 The lessor shall prepare a "Rent Payment Schedule" based on the lease start date and rent calculation method, listing the rent amount and rent payment date for each period, and notify the lessee in a timely manner after the lease starts. If there are indeed errors in calculation formulas, data, dates, etc., the lessee must promptly notify the lessor to make corrections.

5.9 The lessee shall pay rent and other payments to the lessor in accordance with the amount, time and payment method stipulated in this contract and the "Rent Payment Schedule". The lessee shall bear all bank charges and other ancillary expenses incurred when making payment.

5.10 The rent payment date is the date when the rent is due. The lessee shall pay the rent in full to the lessor or the payee designated by the lessor before or on the day of each rent payment (or the previous working day in case of a holiday). account, otherwise it will be deemed as overdue payment.

5.11 If the lessee is late in paying rent and other payables, the amount returned by the lessee shall be paid in the following order: the lessor shall All costs and expenses incurred by the lessee to perform this contract, overdue interest arising from overdue payment, and the costs listed in Articles 3.1 and 3.2 of this contract Accounts payable, liquidated damages, overdue rent.

5.12 After the lessee pays the rent for the current period, the lessor shall issue an invoice to the lessee for the interest portion of the rent for the current period. If the lessee pays late If the lessor pays the rent for the current period, **the lessor will issue the corresponding invoice to the lessee after receiving the overdue interest and the rent for the current period; if the lessee pays the rent for multiple periods overdue, the lessor will issue the corresponding invoice to the lessee. The lessee shall issue corresponding invoices to the lessee after receiving all overdue interest and all overdue rent.**

Article 6 Purchase and delivery of leased property

6.1 The lessee signs a "Lease Purchase Contract (Sale and Leaseback)" with the lessor for the purpose of financing, and sells its own assets, that is, the leased property, to the lessor. When selling to the lessor, the lessee shall ensure that it has full ownership of the leased property, has not created any creditor's rights, security rights or any other rights on the leased property, and has not made any ownership or ownership changes with any registration authority. Registration of rights. If the lessee conceals defects in the ownership of the leased property, or the purchase contract of the leased property is confirmed to be invalid, revoked or terminated, resulting in the termination of the financial lease contract or any losses caused to the lessor, the lessee must compensate the lessor for the corresponding losses.

6.2 Before the leased property is sold to the lessor, the lessee shall provide the lessor with the original equity certificates of the leased property that the lessor deems necessary, including but not limited to the original purchase contract, invoice, payment voucher, installation acceptance document, registration certificate , relevant approvals or License certificate, etc.

6.3 As of the date when the lessor pays the purchase price of the leased property to the lessee, the ownership of the leased property is transferred from the lessee to the lessor. Within 5 days from the date of receipt of the purchase price of the leased property, the lessee shall promptly issue the "Ownership Transfer Certificate" for the leased property to the lessor. If the lessee fails to issue the "Ownership Transfer Certificate" in a timely manner, it shall not use its failure to issue the "Ownership Transfer Certificate" as an excuse to contest the ownership of the leased property obtained by the lessor.

6.4 In addition to the purchase price of the leased property being paid by the lessor , all other fees payable for the sale of the leased property (including but not limited to various taxes and change registration fees) shall be borne by the lessee.

6.5 From the date when the lessor pays the purchase price of the leased property , both parties acknowledge that the lessor has delivered the leased property to the lessee through change of possession. The lessee may not argue for any reason that it has not taken delivery of the leased property.

Article 7 Defects in leased property and right to claim compensation

7.1 Since the leased property under this contract is sold by the lessee to the lessor, the lessor is not responsible for any defects in the leased property.

7.2 The lessee shall not refuse to pay, delay or pay insufficient rent on the grounds of defects, repair or replacement, maintenance, etc. of the leased property.

7.3 If the original seller of the leased property delays in delivering the leased property, delays in installing and debugging the leased property, or the leased property provided is different from the original purchaser of the leased property.
The content stipulated in the sales contract (note: signed between the lessee and the original seller) is inconsistent with the content, or there are problems during the installation, commissioning, operation and quality assurance period. In case of quality defects, etc., the lessee shall still file a claim against the original seller in accordance with the relevant provisions of the original sales contract . Claims costs and all legal The lessee shall be responsible for any consequences and the lessor shall not be responsible for this. Regardless of whether a claim is ongoing or whether the lessee is able to claim If the compensation is compensated, the lessee shall pay rent and other payables to the lessor on time and in full in accordance with the provisions of this contract.

Article 8 Possession, use, storage, repair, maintenance and replacement of leased property

All expenses, taxes and fees incurred by the leased property itself and its installation, storage, use and operation shall be borne by the lessee. Any fines or penalties shall be borne by the lessee.

8.2 All relevant approval procedures required for the use of the leased property shall be handled by the lessee and guaranteed to be valid during the lease period. If the configuration, use and other procedures are not approved or fail, resulting in the lessee being unable to use the leased property, the lessor shall not bear any responsibility, and the lessee shall not use this refuse to pay any amount under this contract for any reason.

8.3 If the leased property is damaged or an accident occurs, the corresponding consequences shall be borne by the lessee. The lessee shall still pay the rent in full and on time to the lessor, and shall restore the leased property to a state in which it can be fully used normally.

8.4 If the leased property is lost, stolen, or seriously damaged beyond repair or is forcibly eliminated due to changes in national policies (including but not limited to risks covered by insurance or other uninsured risks), the corresponding consequences will be borne by the lessee. The lessee shall, on the date when any of the aforementioned circumstances occur to the leased property, Notify the lessor in writing within 3 working days, and the lessor has the right to deal with it in accordance with Articles 13.1 and 13.2 of this contract.

8.5 The lessee is responsible for the maintenance, upkeep and repair of the leased property and directly bears the corresponding expenses. In the event of a rental failure, only manufacturing is allowed The rental property must be repaired by a manufacturer or a maintenance service provider authorized by the manufacturer. Disputes arising from the quality assurance, maintenance , upkeep or repairs of the leased property shall be settled by the undertaking The lessee, Bai Xing, negotiates with the seller, manufacturer, and maintenance service provider of the leased property to resolve the matter or file a lawsuit in accordance

with the original sales contract . Regardless of whether such disputes are under negotiation or litigation, and regardless of the outcome of the negotiation or litigation, the lessee shall pay rent and other payables to the lessor in full and on time as stipulated in this contract.

8.6 Components installed or replaced on the leased property for maintenance, upkeep or repairs, etc. are deemed to be an integral part of the leased property and belong to the lessor.

8.7 If any person (including but not limited to the lessor, lessee and a third party) suffers personal injury or property loss due to the leased property itself and its installation, custody, use and operation, the lessee shall bear all liability for compensation. If a third party makes a claim against the lessor, resulting in compensation or other losses to the lessor (including but not limited to compensation paid by the lessor, litigation fees, attorney fees and other reasonable fees and expenses for handling the dispute, etc.), Such compensation or loss shall be compensated by the lessee to the lessor.

8.8 If the leased property is damaged or lost, or if the lessee applies to replace or add to the leased property even though it is not destroyed or lost, the lessee may replace or add part of the leased property with the consent of the lessor. The replaced or added equipment/assets automatically become the leased items under this contract, and the lessor automatically obtains the ownership of the replaced or added equipment/assets. The lessee shall provide the lessor with the relevant ownership documents of the replaced or added leased items. , and handle the relevant registration procedures and insurance of the leased property as stipulated in this contract, carry out identification publicity and possession, use, income, repair and maintenance, etc.

Article 9 Publicity and Protection of Ownership of Leased Property

9.1 The lessor may spray paint or attach a sign indicating the lessor' s ownership in a prominent position of the leased property. The logo shall not be blocked, defaced, altered, moved or removed without authorization prior to the completion of the obligation .

9.2 If the leased property needs to be registered, the lessee shall cooperate unconditionally in registering the leased property with the lessor; in order to facilitate the lessee' s management and operation of the lease, With the written consent of the lessor, the leased property may be registered in the name of the lessee; the aforementioned registration fees, etc. shall be borne by the lessee.

9.3 If the leased property needs to be registered in the name of the lessee, the lessee shall submit ownership certification materials (including but not including The purchase contract, invoice, certificate of conformity, insurance policy, mortgage registration certificate, registration certificate, etc.) of the leased property shall be returned to the lessor for safekeeping. If the lessee needs to If you want to borrow the above ownership certificate, you need to go through the ownership certificate borrowing procedures with the lessor, and the lessee should return the ownership certificate to the lessor within 7 days.

9.4 If the leased property is registered in the name of the lessee or the leased property does not need to be registered and publicized according to law, the lessee shall register the leased property in its name or the lessee' s name. Within 5 working days from the date when the person takes over the leased property, he will mortgage the leased property to the lessor and complete the aforementioned mortgage registration procedures. The mortgagee shall be the lessor or A third person designated by the lessor.

9.5 All parties confirm that even if the leased property is registered in the name of the lessee, the ownership of the leased property still belongs to the lessor before the completion of this contract. A person shall not use this registration to contest the lessor' s ownership and right to collect rent; the lessee shall not use the convenience brought by this registration to transfer the property to a third party. Transfer, donate, mortgage, pledge, contribute capital or take other actions that damage the ownership of the lessor. Otherwise, the lessee shall fully compensate the lessor for any resulting All losses incurred, including but not limited to attorney fees and litigation/arbitration costs.

9.6 The lessor has the right to apply this contract and the leased property for financing lease in the movable property financing unified registration and publicity system of the Credit Information Center of the People's Bank of China.

Lease registration or corresponding registration at other authorized agencies, and the right to register the ownership of the leased property with the lessor as the owner at the relevant registration management department The lessor has the right to register the lessor' s ownership of the leased property against a bona fide third party in accordance with relevant legal provisions. Registration shall be carried out with unconditional cooperation and all taxes and fees required for the aforementioned registration shall be borne.

9.7 If the lessor needs it, it has the right to stamp the purchase invoice, certificate of quality, etc. of the leased property to clarify the ownership and term.

9.8 The lessee may not transfer, donate, sublease, mortgage, pledge, invest in shares or otherwise dispose of the leased property without the written consent of the lessor.

9.9 If any situation occurs that damages the ownership and other rights and interests of the lessor, the lessee shall notify the lessor immediately (within 24 hours).

9.10 If the lessor's ownership is jeopardized due to a third party claiming rights to the leased property, taking property preservation or enforcement measures, etc.

The lessee shall claim and prove that the leased property is owned by the lessor, take appropriate measures to prevent third party harm, and notify the lessor immediately. Due to the lessee ' s original As a result, the lessee shall compensate the lessor for all expenses (including but not limited to litigation costs, attorney fees, etc.) or losses incurred by the lessor due to such hazards. to the lessor.

9.11 When the leased property is attached to other movable or immovable property, it does not change the lessor's ownership of the leased property .

9.12 If the lessee has added or replaced parts on the leased property or upgraded or updated the leased property, the additions, replacements or updates It automatically becomes an integral part of the leased property and ownership belongs to the lessor. When the lessor disposes of the lease in accordance with this contract or through judicial channels The lessee shall have no right to assert any rights in respect of additions, replacements or updates.

9.13 The lessee shall provide the lessor with a description of the use, damage, maintenance, etc. of the leased property regularly or at any time upon the lessor' s request , and use The lessee is informed of the actual condition of the leased property in a timely manner. The lessor has the right to inspect the leased property at any time, including but not limited to inspecting the storage location and operation of the leased property. The lessee shall actively cooperate and provide all conveniences for the lessee's maintenance status and maintenance records of the leased property.

9.14 The lessee understands and agrees that the lessor will install GPS and other monitoring systems (if applicable) on the leased property to ensure that the lessor monitors the leased property. Conduct supervision. If the lessee commits any breach of contract under this contract (including but not limited to the lessee' s failure to pay rent and other payables on time) item), the lessor has the right to use the monitoring system to temporarily restrict the lessee' s use of the leased property, and any resulting losses will be borne by the lessee. burden. If the lessee corrects the breach of contract in a timely manner and obtains the lessor's consent, the lessor will lift the restrictions and resume the lessee's normal use of the leased property. , this contract will continue to be performed.

9.15 The lessee confirms and agrees that when the lessee becomes bankrupt, the leased property does not belong to the lessee's bankruptcy property, and the lessor has the right to require the lessee to return the leased property to the lessor or to recover the leased property itself or by entrusting a third party to recover the leased property.

Article 10 Insurance

10.1 If the lessee promises to the lessor to purchase insurance for the leased property on its own, or if it promises to entrust the lessor to purchase insurance on its behalf, the lessor or the lessor must The third party designated by the lessor is listed as the first beneficiary of the insurance on the policy. The insurance period should cover the entire lease term and extend until the lessee completes its performance The date on which the obligations under this contract expire. Insurance premiums are borne by the lessee. If the lessee chooses to purchase insurance for the leased property, he or she shall pay directly to the insurance company. Company; if the lessor is entrusted to purchase insurance on its behalf, the insurance premium shall be paid to the lessor in advance, and the lessor shall pay it to the insurance company.

10.2 If the lessee decides not to purchase insurance for the leased property, all risks arising from the failure to purchase insurance shall be borne by the lessee, and the lessee shall not This is the reason for refusing to pay rent to the lessor.

10.3 If the lessee chooses to purchase insurance for the leased property on its own, the lessee shall submit a "Letter of Commitment to Purchase Insurance" to the lessor and submit it to the lessor upon delivery of the leased property. Purchase the designated insurance from an insurance company approved by the lessor within 5 working days from the date of payment. For risks caused by improper selection of designated insurance types , the lessor shall not If the lessee believes that the designated insurance is not enough to cover all risks, the lessee may purchase insurance other than the designated insurance as needed. He is dangerous.

10.4 If the lessee entrusts the lessor to purchase insurance on its behalf, the lessee shall submit an "Insurance Purchase Confirmation" to the lessor. According to Article 3.1 of this contract, The insurance premium must be paid to the lessor in full and on time, and the necessary information for purchasing insurance must be provided to the lessor in a timely manner (including but not limited to initial invoice, product certificate or motor vehicle registration certificate, etc.). The lessor will purchase the insurance on its behalf within 5 working days from the date of collecting the insurance premium and all necessary information for insurance. To purchase designated types of insurance, the lessee has the obligation to prompt for insurance purchase and follow up on the progress of insurance processing.

10.5 If the lessee entrusts the lessor to purchase insurance on its behalf, due to the adjustment of insurance rates, the lessee's failure to pay insurance premiums or failure to provide corresponding funds, If the lessor fails to purchase or renew insurance in a timely manner due to factors other than the lessor's, the lessee shall be responsible for any resulting losses.

10.6 If the lessee entrusts the lessor to purchase insurance on its behalf, the lessor will not bear any responsibility for the risks caused by improper selection of designated insurance types. If rented If the lessee believes that the designated insurance is not enough to cover all risks, the lessee may purchase other insurances other than the designated insurance as needed.

10.7 If the original plan of having the lessor purchase insurance on behalf of the lessor is changed to the lessee purchasing insurance on its own behalf, the resulting insurance surrender and other related expenses and corresponding responsibilities will It shall be borne by the lessee and the lessee shall sign the "Letter of Commitment to Purchase Insurance". If the originally planned insurance purchased by the lessee is changed to insurance purchased by the lessor, To obtain insurance, the lessee should sign the "Insurance Purchase Confirmation" and pay the insurance premium. The insurance is not processed in a timely manner due to changes in the insurance purchasing method . Losses are borne by the lessee.

10.8 If an insurance accident occurs to the leased property, the lessee shall immediately report the accident to the insurance company and relevant institutions, notify the lessor, and promptly report to the relevant insurance company and relevant institutions. The lessor shall provide the inspection report and related information, and the lessor shall file a claim with the insurance company. All losses caused by this shall be borne by the lessee.

10.9 If the leased property is subject to a general insurance accident that can still be repaired, the first beneficiary may authorize the lessee to collect the insurance compensation. The lessee should use the insurance compensation to repair the leased property to a state where it can be used normally.

10.10 If a major insurance accident or total loss occurs to the leased property that cannot be repaired, it shall be handled in accordance with Articles 13.1 and 13.2 of this contract; the lessor may receive priority in compensation for the insurance, compensation or compensation received for the leased property.

10.11 If the following situations related to insurance occur, All consequences are borne by the lessee:

(1) An accident within the insured scope occurs to the rental property, and the insurance company is unable to pay the claim due to various reasons;

(2) If an accident occurs to the rental property that is not covered by the insured insurance;

(3) An accident occurs after the rental property is delivered and before the policy becomes effective;

(4) An accident occurs to the rental property between the expiration of the policy and the renewal of the policy.

10.12 The lessee shall not interrupt or cancel the insurance for any reason, otherwise the lessee shall be solely responsible for the losses caused to the lessor and other parties. , the lessee shall bear all liability for compensation.

10.13 The insurance deposit serves as a guarantee for the lessee to purchase and renew insurance in a timely manner , and the insurance deposit does not bear interest. The lessee failed to comply with the above agreement in a timely manner If the lessee takes out insurance or renews the insurance, the insurance deposit will not be refunded; if the lessee takes out insurance and renews the insurance according to the above agreement, the insurance deposit can be offset against the rent when the contract is settled. Deposit or refund. If the lessor purchases insurance on behalf of the lessor, if the insurance premium paid by the lessee to the lessor is more than the actual insurance premium , the remaining insurance premium can be The rent will be offset or refunded when the contract is settled.

Article 11 Disclaimer

11.1 The lessor shall not be liable for the business losses and profit losses incurred by the lessee during its operations, as well as the operating losses caused by the supply, replacement, maintenance, maintenance, repair services or insurance claims of the leased property.

11.2 All losses and liabilities arising from traffic accidents, safety incidents, etc. during the lessee' s possession and use of the leased property shall be borne by the lessee. The lessor does not bear any responsibility. If the lessor suffers losses as a result, the lessee shall compensate the lessor in full.

11.3 Both parties hereby confirm that: the lessee has not relied on the lessor' s skill and judgment in selecting the seller and the leased object, and the lessor has not interfered with the lessee' s choice of the seller and the leased object; the lessor has not designed the leased object and its parts , conformity to specifications, operation and condition, suitability for a particular purpose, suitability of the leased property, or any express or implied representation or warranty regarding patent infringement or other matters.

11.4 Both parties hereby confirm that the lessor shall not bear any responsibility if the lessee fails to enjoy preferential policies such as tax exemptions and subsidies due to the lessee's qualifications or failure to provide relevant information in a timely manner.

11.5 Regardless of whether the lessee chooses to purchase insurance on his own or entrusts the lessor to purchase insurance on his behalf, if the leased property is damaged, lost, stolen, traffic accident or safety accident before insurance is purchased, or other accidents beyond the scope of insurance claims occur after insurance is purchased, Or if the insurance company refuses to pay compensation for various reasons, all risks and consequences arising therefrom will be borne by the lessee, and the lessor will not be responsible for this.

Article 12 Representations and Commitments

12.1 The Lessor makes the following representations and commitments, which shall remain in effect until the termination of this contract:

(1) The lessor is an enterprise legal person formally established and validly existing in accordance with the relevant laws and regulations of my country, and has the qualifications to sign and perform this contract.

Qualification and ability, the lessor' s representative signing this contract is duly authorized by the company;

(2) The lessor guarantees that all documents, information, signatures and seals provided by it are true, valid, complete , accurate and without any concealment;

(3) During the validity period of this contract, if the company name, address or other matters change, the lessor shall notify the lessee in writing within 5 working days after the change;

12.2 The lessee makes the following representations and commitments, which shall remain in effect until the termination of this contract:

(1) If signing this contract, making this contract effective or performing this contract requires approval from relevant departments and relevant registration, the lessee promises to complete the relevant approval and registration procedures;

(2) The lessee guarantees that before the performance of this contract is completed, it must cooperate with the lessor' s post-lease inspection and report to the lessor in a timely manner in accordance with the lessor' s requirements. Submit relevant information on the lessee' s operating conditions (including but not limited to balance sheet, profit and loss statement, cash flow statement , etc.), and the lessee guarantees that the information submitted The materials comply with relevant Chinese laws and regulations and truly and objectively reflect the lessee' s operating conditions;

(3) The lessee guarantees that all documents, information, signatures and seals provided

by it are true, valid, complete , accurate and without any concealment;

(4) During the validity period of this contract, if the lessee changes its business name, legal representative, legal address , etc., it shall notify the lessor in writing within 5 working days after the change;

(5) During the validity period of this contract, if the lessee carries out contracting operation, joint-stock reform, joint operation, merger, merger, joint venture, division, investment Property transfer, suspension of business for rectification, dissolution, application (being applied for) for bankruptcy, and other matters that may cause changes in the rights and responsibilities of this contract or affect the rights and interests of the lessor. If any action is taken, the lessor shall be notified in writing 30 working days in advance, and the repayment responsibility shall be implemented with the written consent of the lessor ;

(6) During the validity period of this contract, the lessee shall not, without the written consent of the lessor , bear debts for other corporate legal persons, other organizations or individuals that are sufficient to affect the lessee's ability to repay the rent under this contract, or provide external services that are sufficient to affect the lessee's ability to repay the rent under this contract. Guarantee of the lessee' s ability to repay the rent under this contract;

(7) The lessee guarantees that it has the qualifications to use the leased property, that the use of the leased property does not exceed the scope of its articles of association, business license and relevant qualifications , and that the leased property, its location and the project it is located in have obtained various permits stipulated in laws and regulations. , approved or approved and legal during the lease period Valid, the leased property is used for legal purposes, the leased property is properly kept and used during the lease period, and the leased property is responsible for the repair and maintenance of the leased property;

(8) The lessee guarantees that its sources of capital are legal and compliant, that the project where the leased property is located meets the capital ratio requirements stipulated in relevant laws and regulations, and that there are no debt funds such as shares, shareholder loans, loan funds, or public welfare funds. Illegal investment or false investment through methods such as transfer of sexual assets and reserves to land The problem;

(9) The lessee promises to actively cooperate with the lessor's anti-money laundering and anti-terrorist financing work, and cooperate with identification, suspicious transaction reporting, customer identity information and transaction record storage and other related work in accordance with the regulations of regulatory authorities at all levels.

12.3 When one of the following circumstances occurs to the guarantor or guarantee, the lessee shall promptly notify the lessor and provide a new guarantor approved by the lessor or guarantee:

(1) The guarantor' s operating or financial conditions have seriously deteriorated;

(2) The guarantor has due debts from other financial institutions and cannot repay them;

(3) The guarantor or the guarantor' s legal representative or key management personnel is involved in or is about to be involved in a criminal case or other major legal dispute; (4) The guarantor is involved in major litigation, arbitration, or administrative penalties, or its main assets are subject to property preservation or other compulsory measures;

(5) The mortgage (pledge) is lost, the value is reduced or is likely to be reduced, or property preservation or other compulsory measures are taken;

(6) The guarantor ceases production, goes out of business, is dissolved, goes out of business for rectification, is revoked or has its business license revoked, applies for (is applied for) bankruptcy, division, merger And other circumstances that affect the guarantee ability.

12.4 If the leased property is forcibly eliminated due to changes in national policies, the lessor has the right to request an early termination of the lease contract or require the lessee to provide a leased property of equal value approved by the lessor.

12.5 Lessee agrees and irrevocably authorizes as follows:

(1) The lessor has the right to submit to the basic financial credit information database and enterprise credit information basic data established by the state on its own or by entrusting a third party to do so. The credit information of the lessee shall be inquired by the database, etc., and shall have the right to report the credit information of the lessee or the materials and related information provided by the lessor to the lessor's shareholders, directors, supervisors, financial institutions that provide financing services to the lessor and the lessor. Consulting service agencies , accounting firms, lawyers hired by Law firms and other service organizations have the right to print, save and use the information as permitted by laws and regulations;

(2) The lessor, subject to the permission of laws and regulations, has the right to choose to transfer the lessee ' s name, registered address and other basic information as well as transaction records, credit information, and Bad information (including information about failure to perform obligations in accordance with this contract, people's court judgments or rulings, arbitration institutions ruling that the unit performs its obligations and enforcement information, and information stipulated in laws and regulations Other adverse information) shall be reported to the basic financial credit information database established by the state. At the same time, if the lessee breaches the contract under this contract , the lessor shall have the right to Disclose the lessee's default information at our discretion based on the circumstances of the default, and may disclose relevant information based on needs such as debt collection, transfer of creditor's rights, service outsourcing, etc. Provided to third-party institutions such as collection agencies and asset management companies. The lessee hereby undertakes that when the lessor needs to submit relevant materials due to business, it is required to undertake If the lessee cooperates, the lessee will cooperate unconditionally.

Article 13 Termination of contract

13.1 If the leased property is accidentally damaged or lost due to reasons not attributable to both parties, and it cannot be repaired or a replacement can be determined, the lessor and the lessee will Each has the right to choose to continue to perform this contract or terminate this contract. However, if the leased property is damaged or lost due to the lessee' s fault and cannot be repaired or If a substitute is determined, the lessor has the right to choose to continue to perform this contract or to terminate this contract, but the lessee has no right to terminate this contract.

13.2 If the circumstances stipulated in Article 13.1 of this contract occur and the lessee chooses to terminate the contract, the lessee shall pay the lessor the dues before the date of termination of the contract. Rent, overdue interest and other payables arising from unpaid rent due, and at the same time, compensation for the leased property must be paid to the lessor, compensation = leased property Purchase price - the accumulated depreciation amount as of the date of termination of the contract calculated in accordance with Article 2.4 of this contract. What is obtained if the leased property is damaged or lost If the insurance compensation has been collected by the lessor, the amount of the insurance compensation can be deducted from it.

13.3 Under any of the following circumstances, the lessor has the right to unilaterally terminate this contract and take back the leased property :

(1) The lessee, without the written consent of the lessor , transfers, donates, subleases, mortgages, pledges, invests in shares or uses any other means to transfer the leased property.

Disposal of the leased property in a formal manner;

(2) The Lessee fails to pay the rent within the time limit and amount agreed upon in this Contract and still fails to pay within five days after being reminded by the Lessor; (3) The lessee violates the provisions of Article 9 of this contract and damages the lessor's ownership of the leased property;

(4) Other circumstances where the Lessee violates the provisions of this Contract, making it impossible to achieve the purpose of this Contract.

13.4 If the Lessor terminates the Contract in accordance with Article 13.3 of this Contract, the Lessee shall return the leased property to the Lessor within 5 days from the date of termination of the Contract.

The lessee shall take away the property and compensate the lessor for the corresponding losses. The corresponding loss compensation is calculated as follows: corresponding loss compensation amount = all unpaid rent of the lessee +

Overdue interest on unpaid rent due on the date of termination of the contract + other payables + purchase price of the leased property - the lease on the date the lessor takes back the leased property

Value of the property (where the value of the leased property on the date the lessor takes back the leased property = purchase price of the leased property - calculated in accordance

with Article 2.4 of this contract)
The accumulated depreciation amount as of the date of repossession of the leased property). During the lease term of this contract, the date when the lessor terminates this contract is the day when the lessor takes back the leased property. day.

After the contract is terminated, if the lessee returns the leased property to the lessor, it shall stop using it within 5 days from the date of termination of the contract and return the leased property to the lessor. property and agree to the following requirements:

(1) The lessee shall comply with the lessor's instructions and unconditionally pay all expenses (including the need to remove obstacles, dismantle, pack, transport, etc.) The leased property in the condition is returned to the location designated by the lessor;

(2) If the lessee continues to use the leased property, or refuses to return the leased property, the lessor and its agents have the right to enter the place where the leased property is stored and The lessee shall assist in retrieving the leased property;

(3) If the lessee continues to use the leased property or refuses to return the leased property, the lessor has the right to unilaterally take measures to ban the leased property without going through judicial procedures. The lessee is prohibited from using the leased property, or has the right to retrieve the leased property by himself or by entrusting others to do so without going through judicial procedures;

(4) If the lessor takes back the leased property by itself, the lessee will fully compensate the lessor for the disassembly, packaging, and transportation costs incurred during the process of retrieving the leased property. Various expenses such as transportation, storage and sale;

(5) After the lessee returns the leased property to the lessor, or after the lessor retrieves the leased property on its own or by entrusting others to retrieve it, or the lessee fails to return the leased property as agreed If the leased property is leased, the lessor shall have the right to dispose of the leased property through sale, transfer, re-lease, application to judicial authorities for evaluation and auction according to law, or other means. The person agrees and confirms the lessor' s handling of the above-mentioned leased property and the handling price.

After the contract is terminated, if the lessee delays returning the leased property, in addition to compensating for the corresponding losses stipulated in paragraph 1 of this article, the lessee must also compensate the lessor for the losses caused to the lessor during the period of continued possession of the leased property. The amount of compensation for continued possession of the leased property = 20% of the daily rent calculated based on the rent standards agreed in this contract × the number of days of continued possession of the leased property. The daily rent calculated based on the rent standards agreed in this contract = Attachment 4 to this contract The agreed total contract rent ÷ the total number of days of the lease term, and the number of days that the leased property is continued to be occupied is the number of days that have elapsed from the date of termination of this contract to the date of actual return of the leased property to the lessor.

13.5 Because the "Lease Purchase Contract (Sale and Leaseback)" is terminated, confirmed to be invalid or revoked , the lessor has the right to unilaterally terminate this contract. The same; at the same time, the lessee must compensate the lessor for the corresponding losses. The amount of loss compensation shall be the lessee' s total unpaid rent and overdue rent caused by unpaid rent. The sum of interest, other payables and the purchase price of the leased property.

13.6 If the lessor fails to obtain ownership of the leased property or loses ownership of the leased property due to the lessee's reasons, the lessor has the right to terminate this contract. The same; at the same time, the lessee must compensate the lessor for the corresponding losses. The amount of loss compensation shall be the lessee' s total unpaid rent and overdue rent caused by unpaid rent. The sum of interest, other payables and the purchase price of the leased property.

Article 14 Breach of Contract and Remedies

14.1 Both parties promise to strictly implement the terms of this contract. If either party violates the relevant terms of this contract, it shall bear the corresponding liability for breach of contract.

14.2 If the lessee fails to pay the rent due and other payables under this contract on time, the lessee shall pay overdue interest to the lessor. Overdue interest = overdue payment amount × 0.05% (if otherwise agreed in the Contract Details, the agreement shall prevail) × number of overdue days.

14.3 If the lessee commits the following breach of contract, it must pay liquidated damages to the lessor:

(1) Providing false leasing application materials or concealing major information. Liquidated damages = lease principal × 0.5%.

(2) The lessee' s relevant warrants for borrowing the leased property from the lessor (including but not limited to initial invoice, product certificate or motor vehicle registration certificate etc.), which has not been returned within 7 days after being reminded. Liquidated damages = number of days of delayed return × 1,000 yuan.

(3) If the agreement in Article 9 of this contract is violated and the lessor' s ownership of the leased property is damaged , liquidated damages = lease principal × 0.1%;

(4) If the lessee fails to promptly obtain insurance for the leased property as stipulated in this contract, liquidated damages = lease principal × 0.1%;

(5) If the lessee fails to cooperate with the lessor in handling the mortgage registration procedures for the leased property, liquidated damages = lease principal × 0.1 %;

(6) If the lessee fails to cooperate with the lessor' s post-lease inspection, liquidated damages = lease principal × 0.1%.

14.4 If one of the situations listed in Article 13.3 of this contract occurs, the lessor has the right to choose any one or more of the following remedies: (1) Terminate the contract, take back the leased property, and handle it accordingly in accordance with Article 13.4 of this contract;

(2) To terminate the contract, the lessee is required to pay the unpaid rent and overdue interest on the date of termination of the contract , and return the leased property to the lessor. The lessee's return of the leased property to the lessor shall be handled in accordance with the second paragraph of Article 13.4 of this contract;

(3) Require the lessee to pay the due and unpaid rent under this contract together with overdue interest, undue rent, and the reserve purchase price of the leased property in one lump sum Payments and other payables;

(4) Take necessary measures to control the use and disposal of leased properties (including but not limited to activating monitoring systems to restrict the use of leased properties, etc.) , thus All losses caused shall be borne by the lessee.

14.5 If the lessee breaches the contract, the lessee shall also compensate the lessor for all other expenses incurred by the lessor in pursuing the lessee's liability for breach of contract (including but not limited **to litigation fees, notary fees, attorney fees paid by the lessor, recovery and disposal by the lessor) All expenses incurred for leasing the property, etc.).**

Article 15 Disposal of the leased property after the expiration of the lease period

15.1 If the lessee has no breach of contract under this contract and pays rent and other payables in a timely manner, the lease period shall expire

Afterwards, the lessee has the right to purchase the leased property at the purchase price of RMB 100 . After receiving the purchase price, the lessor shall promptly issue the "Ownership Certificate" to the lessee. Transfer Certificate" and hand over the relevant warrants for the leased property (including but not limited to initial invoice, product certificate or motor vehicle registration certificate, etc.). rental property The fees (if any) related to account registration and change registration shall be borne by the lessee. The ownership of the leased property is transferred as it is, and the lessor has no obligation to maintain, renovate, repair, etc. the leased property.

15.2 The lessee pays rent and other payables overdue, or has other breaches of contract, but has paid overdue interest before the expiration of the lease period. If interest, liquidated damages, all rent and other payables are paid or the breach of contract is corrected in a timely manner, the lessee may apply to purchase the leased property, and the lessor agrees to The lessee purchases the leased property at a price not greater than 5% of the residual value of the leased property.

15.3 The lessee has overdue payment of rent and other payables, or has other major breaches of contract, and fails to do so before the expiration of the lease period. After paying overdue interest, liquidated damages, all rent and other payables, the lessor shall comply with Articles 13.3, 13.4, 14.4 and other provisions of this contract. If it is necessary to investigate the legal liability of the lessee, the purchase price of the leased property shall be 5% of the residual value of the leased property.

15.4 By the expiry date of the lease term, if the lessee has not fully paid overdue interest, liquidated damages, all rent and all other payables, the lessee shall not After the lease term expires, the ownership of the leased property still belongs to the lessor, and the lessee shall stop using it within 5 days after the expiration of the lease term. use, return the leased property to the lessor, and agree to dispose of it in accordance with the second paragraph of Article 13.4 of this contract.

If there is a delay in returning the leased property, the lessee shall compensate the lessor for any losses caused to the lessor during the period of continued possession of the

leased property. The amount of compensation for continued possession of the leased property = 10% of the daily rent calculated based on the rent standard agreed in this contract × the number of days of continued possession of the leased property. The daily rent calculated based on the rent standard agreed in this contract = Annex 4 to this contract The agreed total contract rent ÷ the total number of days of the lease term, and the number of days that the leased property is continued to be occupied is the number of days that elapsed from the day after the lease term in this contract expires to the date of actual return of the leased property to the lessor.

15.5 Regardless of whether the lessee has the right to obtain ownership of the leased property at the expiration of the lease term as stipulated in this contract, during the lease term and all leases, Before the lease debt is paid off, the lessee shall not sign any documents or issue any commitments regarding the leased property as the owner or future owner of the leased equipment. promise or any other disciplinary action. If the lessee becomes bankrupt before the lease term or all lease debts are paid off, the leased property shall not be considered bankruptcy property.

Article 16 Force Majeure

16.1 The term force majeure in this contract refers to objective circumstances that cannot be foreseen, avoided and cannot be overcome, including but not limited to war, labor disputes, strikes, earthquakes, landslides, mudslides, mining disasters, fires, floods, demonstrations, and riots. , government restrictions, major notifiable infectious diseases epidemic, etc.

16.2 During the lease period, the lessor is not responsible for any losses caused to the lessee due to force majeure events , and the lessee shall not use this as an excuse. By non-payment or delay in payment of rent.

Article 17 Transfer of lessor' s rights

17.1 Under the conditions of ensuring that the lessee enjoys the rights under this contract and not affecting the lessee's use of the leased property, the lessor may transfer all or part of its rights under this contract without notifying the lessee or obtaining the lessee's consent. or leased property for factoring , transfer, financing, joint For business (joint) lease, pledge, mortgage, etc., the lessee shall cooperate with the lessor in exercising the above rights.

Article 18 Guarantee

18.1 In order to ensure the performance of this contract, the lessor has the right to require the lessee or a third party provided by the lessee to be responsible for all the lessee' s rights under this contract. Debt is guaranteed.

18.2 If the creditworthiness of the lessee or guarantor declines, the value of the collateral declines, or other circumstances occur that may seriously affect the realization of the lessor' s claims, form, the lessor has the right to require the lessee to provide other guarantees as a supplement or replacement for the above guarantees.

Article 19 Title, Applicable Law and Dispute Resolution

19.1 The headings included in this contract are for convenience only and do not affect the meaning or semantics of any terms. This contract applies to China Laws of the People's Republic.

19.2 If any dispute related to this contract fails to be resolved through negotiation, either party may file a lawsuit with the People's Court at the place where this contract is signed.

Article 20 Contract Annex

20.1 This contract and its attachments constitute a complete contract . This contract has the following attachments:

(1) "Lease Purchase Contract (Sale and Leaseback)" (Attachment 1);
(2) "Contract Details" (Annex II);

(3) "List of Lease Items" (Annex 3);
(4) "Rent Payment Schedule" (Annex 4);
(5) Other documents signed by both parties and clearly marked as attachments to this contract.

Article 21 Contract Amendment and Supplementary Agreement

21.1 If there is any need to amend some terms of this contract, both parties shall sign a written supplemental agreement for revision.

21.2 For matters not covered in this contract, both parties may sign a separate written supplementary agreement upon consensus through negotiation.

Article 22 Effectiveness of this contract

22.1 This contract (including attachments) will come into effect upon signature or sealing by both parties.

22.2 This contract is made in four copies, two copies for the lessor and two copies for the lessee. If a party needs to increase the number of copies, it can make copies with the consent of both parties, each copy have the same legal effect.

Article 23 Service Address and Legal Consequences

23.1 The lessor and the lessee jointly confirm that their effective delivery address is the mailing address stated on the first page of this contract.

23.2 The lessor and the lessee jointly confirm that the scope of application of the above service address includes the service of various notices, agreements and other documents when the parties are not in litigation , as well as the service of relevant documents and legal documents when disputes arise over the contract. It also includes when the dispute enters arbitration, The first instance, second instance, retrial and execution procedures after civil litigation procedures .

to notify in writing within 5 working days after the change.

Notify the other party; when the address of the parties changes during arbitration and civil litigation proceedings, the parties shall fulfill the obligation to serve the notice of change of address to the arbitration institution and court; issue If the lessor or lessee fails to perform the notification obligation in the aforementioned manner, the service address confirmed by both parties will still be regarded as the valid service address. This is because the service address provided or confirmed by the party is inaccurate or the service address is changed and the service address is not changed in a timely manner. If the legal document is not actually received by the party due to reasons such as the refusal of the party or the designated recipient to sign for receipt, inform the other party and the court , and if the document is delivered by mail, the date the document is returned shall be deemed the date of delivery; if it is delivered directly, If the delivery address is changed, the date on which the delivery person records the situation on the delivery receipt shall be deemed as the date of delivery; if the obligation to notify the change of delivery address is fulfilled, the changed delivery address shall be the effective delivery date. reach address. For the service address clearly agreed upon by the above-mentioned parties in the contract , the court may directly mail the service to the address even if the party fails to receive the service. Documents served by mail to the court shall also be deemed to have been served due to their stipulations in the contract.

23.4 After the dispute enters arbitration or civil litigation procedures, if the party responds and directly submits a confirmation of service address to the arbitration institution or court, the party shall

If the confirmed address is inconsistent with the service address confirmed before the lawsuit, the confirmed service address submitted to the arbitration institution or court shall prevail (the service address shall be subject to the above-mentioned service method and legal consequences of service).

Article 24 Special Tips

When signing this contract, the lessor has given the lessee a detailed explanation and explanation of all the terms of this contract (especially the terms in bold). explain. Both parties have no objection to all terms of this contract and have an accurate understanding of the rights, obligations and disclaimer clauses of both parties.

Lessor (seal):

legal representative (signature)
or authorized representative (sign Character):

lessee (stamped/signed)

legal representative (signature)
or authorized representative (sign Character):

Signing date of this contract

Annex I: Financial Lease Contract (Sale and Leaseback)
No.: KJZLA2023-001
Lease purchase contract (sale and leaseback)

Lessor(Party A): Zhongguancun Technology Leasing Co., Ltd.

Lessee (Party B): Sunrise (Guizhou) New Energy Materials Co., Ltd.

In view that Party A and Party B have signed the "Financial Lease Contract (Sale and Leaseback)" with the above number, Party B transfers its own assets (for details, please refer to the "List of Lease Items" in Appendix 3 of the aforementioned "Financial Lease Contract (Sale and Leaseback)"), hereinafter referred to as "Lease Item") is sold to Party A as the lease item under the aforementioned "Financial Lease Contract (Sale and Leaseback)". After consultation and consensus, both parties A and B agree to enter into this contract for mutual compliance.

Article 1 Based on comprehensive factors such as the initial purchase period, book value and condition of the leased property, Party A and Party B agree that the total purchase price of the leased property shall be RMB 20,000,000.00. Within 5 working days from the date when the following conditions are met, Within the period, Party A will pay Party B RMB 20,000,000.00 via bank wire transfer and RMB 0.00 via bank acceptance draft.

[1] The aforementioned "Financial Lease Contract (Sale and Leaseback)" and this contract have been signed and come into effect;

[2] Party B submits the original equity certificate of the leased property to Party A for inspection, including but not limited to the original purchase contract, invoice, payment voucher, installation acceptance document, registration certificate, and relevant approval or license certificates;

[3] Party B has cooperated with Party A to complete the relevant registration of Article 9.6 under the aforementioned "Financial Lease Contract (Sale and Leaseback)";

[4] Other materials required by Party A.

Article 2 Party B guarantees that it has full ownership of the leased property under this contract, and there is no situation where a third party has priority, mortgage, pledge or other security rights, and there are no other ownership disputes or disputes. It has been sealed up, detained by judicial authorities or has other defects that affect ownership; if the sale of the above-mentioned leased property requires approval by relevant departments, Party B will be responsible for handling the approval procedures. Party B shall be responsible for compensation and liability for breach of contract for any losses caused to Party A due to Party B's violation of the above obligations.

Article 3 From the date Party A pays the transfer price of the leased property, Party A obtains the ownership of the leased property. If when Party A pays the transfer price of the leased property, it is discovered that Party B has not yet acquired the ownership of the leased property, but only acquires the ownership of the leased property afterwards, the ownership of the leased property will be transferred to Party A immediately when Party B actually obtains the ownership.

Article 4 According to the aforementioned "Financial Lease Contract (Sale and Leaseback)", Party A and Party B will no longer make the actual delivery of the leased object, and Party B will continue to occupy and use the leased object.

Article 5 Party A does not bear any responsibility for the quality and other defects of the leased property. When there are problems with the leased property that are the responsibility of the original seller, Party B shall make a claim against the original seller on its own. The costs and consequences of its external claims shall be borne and enjoyed by Party B. During the claim period or the period when the leased property cannot be used normally, Party B shall not Refusal to pay or late payment of rent.

Article 6 If there is any dispute in this contract, it shall be handled and resolved together with the aforementioned "Financial Lease Contract (Sale and Leaseback)". If the negotiation fails, the dispute shall be submitted to the court with jurisdiction specified in the aforementioned "Financial Lease Contract (Sale and Leaseback)" for trial. .

Article 7 This contract is an integral part of the aforementioned "Financial Lease Contract (Sale and Leaseback)".

Article 8 This contract shall take effect after being signed or sealed by Party A and Party B.

Article 9 This contract is made in four copies, with A and B each holding two copies. If one party needs to increase the number of copies, it can make copies with the consent of both parties. Each copy has the same legal effect.

Lessor (seal):
Signature of Legal Representative
or authorized representative (signature):
Signing date February 7, 2023

Lessee (seal):
Signature of Legal Representative
or authorized representative (signature):
Signing date February 7, 2023

KIZLA2023-001141316373

Lessor (seal): Signature of Legal Representative or authorized representative (signature): Signing date	Lessee (seal): Signature of Legal Representative or authorized representative (signature): Signing date

Annex II:

Financial lease contract (sale and leaseback)

No.: KJZLA2023-001

Contract details

Currency unit: RMB

lessee	Sunrise (Guizhou) New Energy Materials Co., Ltd.			Purchase price of leased property	¥20,000,000.00
down payment	Lease deposit	Notary fees	insurance	insurance deposit	
	¥1,400,000.00	¥0.00	¥	¥	
	Total	¥1400000.00	Capital letters: one hundred and four hundred thousand yuan		
Lease elements	Lease period (year)	Number of lease terms	Starting date	Lease end date	Rent Calculation Method
	2.00	8	February 7, 2023	February 6, 2025	equal annuity
	LPR varieties	Basis Point Value (BP)	Interest rate adjustment method	Lease principal	Residual value of leasehold property
	five-year period	260.00BP	fixed annual interest rate	¥20,000,000.00	¥1,000,000.00
	Rent payment method	Quarterly payment (payment at the end of the period)			
	Note: (1) The rent for each period is subject to the rent payment schedule issued by the lessor; (2) The rent payment date for the first installment of rent is the 15th of the fourth month starting from the month when the rent starts; the rent payment date for each subsequent rent installment is On the 15th of every three months, the rent payment date for the last rent installment is the lease end date.				
Lease year interest rate adjustment	(1) If a fixed annual interest rate is implemented, the annual interest rate of the lease will remain unchanged during the lease term and before all rental debts under this contract are paid off ; (2) When implementing a floating annual interest rate, the lease rate under this contract will be adjusted once on January 1 of each year , and the first adjustment will be the starting date of this contract. January 1st of the year.				
The lessor's collection account information is as follows: (If there is any change, the lessor's written notice shall prevail)					
Account opening bank		household name		account	
Bank of Communications Beijing Zhongguancun Park Branch		Zhongguancun Technology Leasing Co., Ltd.		110061241018010131235	

1. The lessee agrees to all the contents in the "Down Payment" column and promises to pay in full within 5 days from the date of signing of the "Financial Lease Contract (Sale and Leaseback)" lessor.

2. The lessee agrees to the conditions in the "Lease Elements" column and agrees to pay the rent in full and on time according to the "Rent Payment Schedule" (Annex 4) prepared in accordance with these conditions. If the lessee pays overdue, the overdue amount shall be used as the basis and overdue interest shall be paid to the lessor at a rate of 0.05% per day.

3. If the lessee chooses the insurance purchasing method, the insurance premium will be charged based on the actual purchased insurance premium . The excess of the prepaid insurance premium will be offset against the rent after confirmation by both parties. The excess will be offset against the rent. The portion shall be replenished promptly by the lessee.

4. Both parties agree to the contents and agreements in the above table, and agree to use this table as a valid attachment to the aforementioned numbered "Financial Lease Contract (Sale and Leaseback)" signed between the two parties.

Lessor (seal):	Lessee (seal):
Signature of Legal Representative	Signature of Legal Representative
or authorized representative (signature):	or authorized representative (signature):
Signing date February 7, 2023	Signing date February 7, 2023

KJZLA2023-001-1670-16373

Annex III: Financing Lease Contract (Sale and Leaseback) Number: KJZLA2023-001

Leased property list

Upon confirmation by the lessor and the lessee, the details of the leased property under the aforementioned numbered "Financial Lease Contract (Sale and Leaseback)" are as follows:

No.	Leased property name	Model/ Specification	Factory serial number (or fixed fixed asset number)	quantity	**unit**	**Original invoice number**	**Invoice date** (original purchase date)	**Invoice amount (excluding** tax) (unit: yuan)	**Equipment storage location**	**Remarks**
1	*Crane*Production Material suction day car	30.85m-20 m3+20m 3	202212310004: 202212310005	2	**tower**	**02394256023942520239424802394250 02394236023942510239424402394241 02394253023942430239423802394239 02394246023942540239423702394255 02394247023942450239424002394242 02394249075065580239427102394274 02394259023942750239426702394264 07506559023942660239426102394262 02394269075065600239426002394270 02394268023942630239427302394257 02394276023942650239425802394272 07621293076212870762129007621296 07506603076212910750661107506608 07621294075066100750660507506606 07621285076212950750660407621288 07621286075066120750660707621289 07506601076212920750660907506602 07506592075065870750660007506581 07506596075065910750659407506593 07506588075065980750659707506589**	2022-11-02	8,053,097.40	**Southwest Guizhou, Guizhou Province Luzhou Yilong New District Tun Town Heying Village 2 Group (Yilong Avenue beside)**	**HY-YDZN 2022012401**

KJZLA2023-001-1670-16373

						07506585075065830750 658207506595 07506584075065860750 659907506590				
2	*Crane*Insured Warm material suction days car	30.85m-30 m3	202212310002: 202212310003	2	tower	00021690000216890002 168800021686 00021687000216840002 168500021704 07485737000216960002 169300021695 00021702000217000002 169207185734 00021706074857410748 573507185713 00021694000217080002 170500021701 07485736000217030002 169800021707 00021699000216970002 169107485757 07485749074857510748 574607485748 07485755074857690748 575307485766 07485745074857630748 576007485744 07485747074857620748 575807485754 07485765074857560748 575207485761 07485767074857640748 575007485768 07485770	2022-09-29	5,486,725.72	Southwest Guizhou, Guizhou Province Luzhou Yilong New District Tun Town Heying Village 2 Group (Yilong Avenue beside)	HY-YDZN 2022012401
3	Graphitization car High and low voltage equipment Prepare	GGD;1000A ;500A;50A	202212310007	1	set	015883120158831З	2022-11-0	7,377,569.62	Qianxinan, Guizhou Province Luzhou Yilong New District Tun Town Heying Village 2 Group (Yilong Avenue beside)	HYGC-GZ CT2022062101
total:				5.00				2023年2月7日 20,917,392.74		

Lessor (seal): Date: February 7, 2023

Lessee (seal): Date: February 7, 2023

Appendix 4:

"Financial Lease Contract (Sale and Leaseback)" No.: KJZLA 2023-001

Rent Payment Schedule

Lessee:Sunrise (Guizhou) New Energy Materials Co., Ltd.

Model and quantity of leased items: (See Appendix 3 " List of Leased Items" for details)

Residual value of leased property: 1,000,000.00

Purchase price of leased property: 20,000,000.00

Initial rent: 0.00

LPR interest rate: 4.3%

Lease principal: 20,000,000.00

Basis point value (BP): 260

Lease annual interest rate: 6.9%

Lease period: 2023-02-07 to 2025-02-06

Number of lease terms: 8

Rent calculation method: equal annuity (contract)

Payment method: Pay at the end of the period

Currency unit: RMB

No.	Rent payment date (year month day)	Current rent amount	interest rate	Interest	principal	Lease principal balance
1	2023/05/15	2, 728, 600. 00	6. 90%	375, 667. 00	2, 352, 933. 00	17, 647, 067. 00
2	2023/08/15	2, 697, 933. 00	6. 90%	304, 412. 00	2, 393, 521. 00	15, 253, 546. 00
3	2023/11/15	2, 697, 933. 00	6. 90%	263, 124. 00	2, 434, 809. 00	12, 818, 737. 00
4	2024/02/15	2, 697, 933. 00	6. 90%	221, 123. 00	2, 476, 810. 00	10, 341, 927. 00
5	2024/05/15	2, 697, 933. 00	6. 90%	178, 398. 00	2, 519, 535. 00	7, 822, 392. 00
6	2024/08/15	2, 697, 933. 00	6. 90%	134, 936. 00	2, 562, 997. 00	5, 259, 395. 00
7	2024/11/15	2, 697, 933. 00	6. 90%	90, 725. 00	2, 607, 208. 00	2, 652, 187. 00
8	2025/02/06	2, 694, 379. 00	6. 90%	42, 192. 00	2, 652, 187. 00	0. 00
total:		21, 610, 577. 00		1, 610, 577. 00	20, 000, 000. 00	

Note:

1. The lessor's rent collection account information is as follows: (If there is any change, it shall be subject to separate written notice from the lessor)

Account opening bank: Bank of Communications Beijing Zhongguancun Park Branch

household name: Zhongguancun Technology Leasing Co., Ltd.

account Number: 110061241018010131235

2. The total interest in this table is 1, 610, 577 yuan, of which 91, 164. 74 yuan is value-added tax and 1, 519, 412. 26 yuan does not include tax interest.

Lessor (seal):

Lessee (seal):

February 7, 2023

Financing lease contract (sale and leaseback) number: KJZLA2023-001

Proof of Transfer of Ownership

To: Zhongguancun Technology Leasing Co., Ltd.

The lessee confirms: Your company has transferred the lease terms under the aforementioned numbered "Financial Lease Contract (Sale and Leaseback)" and the attachment "Lease Property Purchase Contract (Sale and Leaseback)" on February 7, 2023.

The purchase price of the leased property shall be paid in full to the collection account designated by the lessee.

In view of this, the lessee further confirms that the ownership of the leased property under the contract has been transferred from the above-mentioned lease.

It is hereby certified that the property will be transferred from the lessee to your company on the date of payment of the purchase price.

Lessee (seal):

February 7, 2023